Exhibit 4.1

NUMERO DEL TITULO

CENCOSUD S.A.

POR ACCIONES

ACCIONISTA

R.U.T

COMUNA

DOMICILIO

CIUDAD

N°. 0001286

FIRMA DEL ACCIONISTA

FIRMA DEL ENCARGADO DEL REGISTRO DE ACCIONISTAS

NUMERO DEL TITULO POR ACCIONES

CENCOSUD S.A.

Sociedad Ano´nima constituida por Escritura Pública de 10 de Noviembre de 1978, otorgada en la Notari´a de Santiago de don Enrique Morgan Torres, modificada por Escritura Pública de 11 de Diciembre de 1978, otorgada ante el mismo Notario, inscrita en el Registro de Comercio de Santiago a Fojas 13.808, nu´mero 7.412 de 1978 y publicada en el Diario Oficial de fecha 30 de Diciembre de 1978. Autorizada por Resolución N° 554, de 27 de Diciembre de 1978, de la Superintendencia de Valores y Seguros.

Capital Social Dividido

Titulo a favor de

Por

Acciones Nominativas de igual valor, sin valor nominal y de una misma serie. Inscritas en el registro de Accionistas con el N°

Santiago, de de

Presidente

Gerente General

CENCOSUD S.A

N° 0001286

SUMMARY ENGLISH TRANSLATION OF FORM OF STOCK CERTIFICATE

CENCOSUD S.A.

Title Number:

Number of Shares:

Shareholder:

R.U.T:

Address:

Cencosud S.A., a Sociedad Anónima incorporated by public deed on November 10, 1978, amended by public deed on December 11, 1978, and registered in the Registry of Commerce of Santiago under Hojas 13.808, N° 7.412 of year 1978, published in the Official Gazette on December 30, 1978. Authorized by the Superintendencia de Valores y Seguros by resolution N° 554 on December 27, 1978.

Divided share capital

Title in favor of

For

Ordinary shares of equal price, with non nominal value and among the same series. Registered on the shareholders registry under N°                    .

Santiago, [date]

President

General Manager